CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Global Funds, Inc. of our reports dated December 19, 2023, relating to the financial statements and financial highlights, which appear in T. Rowe Price Global Value Equity Fund, T. Rowe Price Institutional Emerging Markets Equity Fund and T. Rowe Price Institutional International Disciplined Equity Fund’s (constituting T. Rowe Price Global Funds, Inc.) Annual Reports on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 28, 2024